AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is entered into by and between Fred Graziano (hereinafter “Employee”) and Commerce Bancorp, Inc. (and all of its affiliates and subsidiaries) (hereinafter collectively “Commerce”), a New Jersey business corporation, effective date of October 2, 2007.

BACKGROUND

Commerce and Employee (the “Parties”) entered into an Employment Agreement, dated August 1, 2000. Commerce recognizes that, as is the case with many publicly held companies, the possibility of a change in control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Employee in the performance of the Employee’s duties, to the detriment of Commerce and its shareholders.  It is in the best interests of Commerce and its shareholders to reinforce and encourage the continued attention and dedication of qualified management personnel, including Employee, to their assigned duties.  The Parties have determined that this Agreement should be entered into to address the uncertainty and amend and restate the terms and conditions of the employment relationship; and

The Parties agree that Commerce will continue to employ Employee, and Employee agrees to continue his employment per the terms and conditions in this Agreement, which shall supersede any prior agreements between the Parties with respect to their employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, Commerce and Employee AGREE as follows:

1. Employment and Term of Employment.

            1.1. Three-Year Term.  Commerce offers Employee employment, and Employee accepts such employment, subject to all the terms and conditions of this Agreement, for a term of three (3) years beginning on the effective date stated above.

           (a)  “Term” means the three (3) year employment period beginning on the effective date stated above.  However, if there is a “Change in Control’ (as defined in Section 8.1) within the first 18 months of the Term, the Term will automatically be extended until the three (3) year anniversary of the consummation of the Change in Control (the “Closing Date”).  Notwithstanding the preceding, Employee’s employment under this Agreement is subject to Commerce’s and Employee’s right to terminate such employment by delivering written notice of termination to the other party at least thirty (30) days prior to the date of termination of employment.

(b)   Expiration.  This Agreement expires three (3) years after the effective date stated above, or, if applicable, on the third anniversary of the Closing Date.

2. Services and Duties.

2.1  Duties.                                Commerce agrees to employ Employee during the Term as President – Regional Banking.  Employee agrees to accept such employment, and to devote substantially all of his full business time and efforts to the business and affairs of Commerce and to use his reasonable best efforts to promote the interests of Commerce (exclusive of spending his own money to promote the business interests of Commerce).  Employee shall have such executive responsibilities, duties and authorities as may from time to time be assigned to him by the Commerce Board of Directors (the “Commerce Board”) and/or Office of the Chairman, consistent with his position as President – Regional Banking of Commerce.  Employee agrees that during his employment hereunder he will not be employed by, participate or engage in, or be a part of, in any manner directly or indirectly, the affairs of any other business enterprise, venture or occupation related to Commerce’s banking, insurance and financial services business without Commerce’s express prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Employee shall serve, without additional compensation, as a director and/or committee member of Commerce if so appointed or elected.  During the term, Employee shall be governed by and be subject to all Commerce rules and regulations whether written or oral which are applicable to employees in general.

3. Compensation.

3.1 Base Salary.  By entering into this Agreement, Commerce is hereby agreeing to pay and provide Employee with a vested “base salary” at the rate of not less than $600,000.00 per year during each of the three years of the Term of this Agreement, unless Employee (i) resigns from Commerce Voluntarily (as defined in Section 5), (ii) is terminated by Commerce for Cause (as defined in Section 5), or (iii) dies while employed hereunder, in which cases (and in only such cases) the base salary payments to Employee will cease as of such date. Base salary shall be payable at regular intervals in accordance with Commerce’s normal payroll practices.

(a)           Adjustment.  Employee’s base salary is subject to an annual review and subject to such upward adjustments as may be deemed appropriate by a Commerce Board-designated Committee or other Commerce Board designee.  There is no obligation to recommend an increase or to increase base salary; but, base salary once increased may not be decreased.

3.2 Bonus.  Employee shall be eligible to receive a target bonus in the amount of $150,000.00 for each year of the Term, based on the achievement of objective and reasonable performance metrics with respect to both corporate and personal performance.  With respect to the 2007 year, the annual cash bonus and the number of stock options that Employee shall receive in the first quarter of 2008 for such 2007 year shall not be less than the aggregate cash bonus compensation and the number of stock options that Employee received in the first quarter of 2007 with respect to the 2006 year.

3.3 Expenses.  During the period that Employee is employed during the Term, Commerce will reimburse Employee for all expenses incurred by him that Commerce determines to be reasonable and necessary for him to carry out his duties under this Agreement.  This reimbursement will be in accord with Commerce’s normal reimbursement practices in effect now or in the future.

3.4           SERP.  It is agreed and acknowledged that Employee is currently a participant in Commerce's Supplemental Executive Retirement Plan ("SERP") and will continue to be eligible for discretionary company contributions and continue to be credited with earnings credits in accordance with the terms and conditions of the SERP.  As of June 30, 2007, Employee had a vested account balance of $41,604.00 with an additional earnings credit of $1,040.00 scheduled to be credited to Employee's account for the six-month period beginning on July 1, 2007 and ending on December 31, 2007.  Under the terms of the SERP, payment of Employee's accrued benefit will begin on Employee's "benefit commencement date," generally the 90th day following Employee's termination of employment (other than a termination for "good cause" as defined in the SERP).  Such accrued benefit will be paid in five annual installments on Employee’s benefit commencement date, unless another distribution election is made in accordance with the terms of the SERP consistent with Section 409A of the Code.

4. Plans and Fringe Benefits.

4.1 Plans and Programs.  During the period that Employee is employed during the Term, Employee shall be entitled to participate in any bonus programs, incentive compensation plans, stock option plans, stock purchase plans, 401(k) or similar retirement plans, or similar benefit or compensation programs in effect now or in the future that are generally made available to salaried officers of Commerce.

4.2 Fringe Benefits.  During the period that Employee is employed during the Term, Employee shall also be entitled to:

(a)           Generally Available Benefits.  Participate in all fringe benefits as then in effect that are generally available to Commerce’s salaried officers including, without limitation, personal or family medical, dental and hospitalization coverage; personal life insurance coverage and disability coverage; Paid Time Off for holidays and vacations annualized days.

(b)           Car Allowance.  Employee shall be entitled to use of a car or receipt of a car allowance in accordance with Commerce policy.

(c)           Country Club Membership.  During the Term of his employment, Employee may be entitled to a “country club membership” in the organization of his choice, and may be reimbursed for all reasonable and necessary expenses associated with such membership, including all membership fees and dues in accordance with Commerce policy.

(d)           Other Benefits.  Such other fringe benefits shall be deemed appropriate by Commerce or a Commerce Board Committee.

4.3 Insurance and Death Benefits.

(a)           Death.  If Employee dies during the Term while employed under this Agreement, then his employment and his rights to base salary under Section 3.1 of this Agreement shall automatically terminate at the close of the calendar week in which death occurs.  Commerce shall pay to such person as Employee shall designate in a notice filed with Commerce or, if no such person shall be designated, to Employee’s estate, as a lump sum death benefit, an amount equal to three times Employee’s annual base salary in effect at date of death in addition to his full accrued but unpaid base salary to the date of termination and any other compensation due him (including but not limited to any remaining unpaid portion of the Change in Control Payment).  The foregoing death benefit shall be in addition to any amount payable under any group life insurance program maintained by Commerce for salaried officers of Commerce.

(b)           Insurance.  In the event of Employee’s disability as determined by Commerce in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), termination or resignation, all during the Term (unless Employee terminates for Cause or resigns Voluntarily), Employee shall, to the fullest extent permitted by law, be entitled to participate, without cost to the Employee, in all Commerce medical, disability, and hospitalization benefits for a period of three years after such termination.

4.4           Stock Options.   On any termination of Employee’s employment for any reason after a Change in Control, all of Employee stock options shall remain outstanding and exercisable for a two (2) year period following termination of employment for any reason (unless Employee terminates for Cause or resigns Voluntarily).

5. Definitions

For purposes of this Agreement, the following terms have the following meanings:

The term “Cause” shall be deemed to mean the following:

(a)           If at any time during the Term, Employee commits fraud, material dishonesty or material theft against Commerce and/or any of its affiliates or subsidiaries, or is convicted of or enters a plea of guilty or nolo contendere to a felony (or a crime classified under New Jersey law of the first, second or third degree) or crime of falsehood or dishonesty or a crime involving moral turpitude, or his license or licenses related to his employment are revoked, lost, suspended or similarly affected; or

(b)            If at any time during the Term, Employee willfully violates any of the material terms of this Agreement, including, without limitation, willful failure to materially perform his duties hereunder (for reasons other than incapacity due to illness or disability), or Employee’s engaging in conduct materially harmful to Commerce’s business and operations, provided that, where curable, Employee has been provided written notice of the conduct at issue and period of thirty (30) days to cure or correct such conduct; or

(c)           If at any time during the Term, Employee engages in conduct, determined by the Board as being detrimental to Commerce’s business and operations, which determination is made based upon substantial evidence (that is, based upon information which would support the Board’s reasonable belief that the conduct at issue has occurred and such conduct has been the cause of the harm which the Board has identified).

The term “Voluntarily” when used with respect to a termination by Employee shall not include any termination by Employee (i) by reason of his death, (ii) by reason of his “disability” as determined by Commerce in accordance with Section 409A of the Code, and (iii) if both (x) a “Change in Control” of Commerce (as defined in Section 8.1) shall have occurred (y) within three years after such Change in Control, any of the following occur without the written consent of Employee:

(a)           Reduction of Authority.  The nature and scope of Employee’s authority with Commerce or a surviving or acquiring Person are materially reduced to a level below that which Employee enjoys when the change in control occurs;

(b)           Materially Inconsistent Duties.  The duties and responsibilities assigned to Employee are materially inconsistent with that which Employee has when the change in control occurs;

(c)           Materially Reduced Benefits.  The fringe benefits which Commerce provides Employee are materially reduced to a level below that which he enjoys when the change of control occurs;

(d)           Reduction of Position or Title.  Employee’s position or title with Commerce or the surviving or acquiring person is reduced from his position or title with Commerce when the change of control occurs;

(e)           Transfer of Offices and Relocation.  Any relocation or transfer of Commerce’s principal executive offices to a location more than fifty (50) miles from their locations when the change of control occurs; or if Employee is required, without his written consent, to relocate more than fifty (50) miles from his principal residence when the change of control occurs;

(f)           Material Breaches.  Commerce materially breaches this Agreement; or

(g)           Non-Assumption.  There is a failure or refusal of any successor to Commerce to assume all duties and obligations of Commerce under this Agreement;

so long as, with respect to clause (iii), (1) Employee shall first give Commerce not less than thirty (30) days prior written notice of his intention to terminate his employment specifying the reason(s) why such termination is not Voluntarily as set forth above and the date of termination; and (2) after receipt of such notice, if Commerce fails to cure or remedy the reason(s) for such termination before the date of termination set forth in such notice.  Notwithstanding the foregoing, by executing this Agreement, Employee agrees that none of the events described in clauses (a) through (g) shall be deemed to occur solely due to the fact that (i) as a result of the consummation of the Merger (as defined in Section 8.1 below), Commerce ceases to be a publicly held corporation (and as such, Employee’s title, duties and responsibilities are no longer those held at a publicly held corporation), and (ii) the Employee will report to the President and CEO of TD Banknorth, NA and TD Banknorth, Inc.

6.           Compensation for “Change in Control.”

If a “Change in Control” (as defined in Section 8.1) shall occur during the Term of this Agreement, then Employee shall be entitled to a “Change in Control Payment” which shall be equal to an aggregate amount of $4,000,000.00, the payment of which is subject to this Section 6.  The Change in Control Payment shall be paid by Commerce in four (4) equal installments equal to $1,000,000.00 each, less applicable withholding taxes, with the first installment to be paid on the Closing Date or January 1, 2008 (whichever occurs later), and the remaining installments being paid on each successive anniversary of the Closing Date until all installments have been paid.  Notwithstanding the foregoing, if Employee terminates employment Voluntarily or if Commerce terminates Employee’s employment with Commerce for Cause, in either case prior to the third anniversary of the Closing Date, Employee shall not be entitled to receive, and Commerce shall have no further obligation to pay, any remaining unpaid installment(s) of the Change in Control Payment (for purposes of clarity, the foregoing are the only circumstances pursuant to which the Change in Control Payment will not be fully paid to Employee on the respective anniversary dates set forth above).

7.           280G Cut-Back and Other Provisions

7.1           Parachute Payments.  Upon a payment event under this Agreement, Commerce shall promptly determine whether such payment is considered a “parachute payment” under Section 280G of the Code, and, if so, the aggregate present value pursuant to Section 280G(d)(4) of the Code of all amounts payable to Employee under this Agreement, and of all other amounts payable to him upon or by reason of the “Change in Control” or of his termination which are determined in good faith by Commerce to be “parachute payments” (as defined in section 280G(b)(2) of the Code and the regulations promulgated thereunder) made pursuant to agreements or plans which are subject to section 280G.

    (a) Determination.  Commerce’s determination of present value and of other amounts constituting “parachute payments” is binding; provided that (1) Commerce use all commercially reasonable efforts to determine the maximum portion of such present value and other amounts that constitute “reasonable compensation” under Section 280G of the Code and the regulations promulgated thereunder and (2) if Employee obtains an opinion of counsel satisfactory to Commerce or an Internal Revenue Service ruling to the effect that the method of determining present value was improper or that specified payments did not constitute “parachute payments,” then calculations will be made in accordance with such opinion or ruling.

    (b) Waiver for Base Amount Equal to or Over 300%.  If the aggregate present value of all benefits under this Agreement and other “parachute payments” is equal to or in excess of 300% of Employee’s “base amount” as defined in Section 280G (b)(3)(A) and the regulations thereunder, then Employee waives the right to “parachute payments” sufficient to reduce the present value of all such payments below 300% of the “base amount.” Employee shall have the right to designate those benefits which shall be waived or reduced in order to comply with this provision; but, failing designation by Employee, Commerce may designate those benefits which may be waived or reduced.

(c)  Payment on Non-Deductibility.  If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of Commerce and Employee in applying the terms of this Section 7, the aggregate “parachute payments” paid to or for Employee’s benefit are in an amount that would result in any portion of such “parachute payments” not being deductible by Commerce or any affiliate by reason of Section 280G of the Code, then Employee shall have an obligation to pay Commerce upon demand an amount equal to the sum of:

i) the excess of the aggregate “parachute payments” paid to or for Employee’s benefit without any portion of such “parachute payments” not being deductible by reason of Section 280G of the Code; and

ii) interest on the amount set forth in clause (i) above at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such excess until the date of such payment.

7.2           Plans and Program Rights.  Except as provided in this Section 7, nothing in this Agreement shall affect or have any bearing on Employee’s entitlement to other benefits under any plan or program providing benefits by reason of termination of employment.

7.3           No Mitigation by Employee.  Anything in this Agreement to the contrary notwithstanding, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall there be a right to set off.

8.           “Change in Control” Definition.

8.1           “Change in Control”.  For this Agreement, a “change in control” or “change of control” means the occurrence of any one of the following events:

(a)           individuals who constitute the Board as of the date of the adoption of this Agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Commerce in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination) shall be deemed to be an Incumbent Director; provided, however, that no individual elected or nominated as a director of Commerce initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

    (b)  any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Commerce representing 30% or more of the combined voting power of Commerce’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by Commerce, (B) by any employee benefit plan sponsored or maintained by Commerce, or by any employee stock benefit trust created by Commerce, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c)); or

    (c) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Commerce or any of its Subsidiaries that requires the approval of Commerce’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of (x) the corporation resulting from the consummation of such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

Notwithstanding the foregoing, a Change in Control of Commerce shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Commerce Voting Securities as a result of the acquisition of Company Voting Securities by Commerce which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by Commerce such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of Commerce shall then occur.

For purposes of clarity, it is acknowledged that the consummation of the transaction contemplated by the Agreement and Plan of Merger, dated as of the date of execution of such agreement, by and between The Toronto Dominion Bank, Cardinal Merger Co. and Commerce (the “Merger”), shall constitute a Change in Control of Commerce (the foregoing not being the exclusive list of Merger Agreements that could possibly result in a Change in Control as defined herein).

9.           Confidential Information, Non-Competition and Non-Solicitation.

9.1           Confidentiality.

    (a) Company Information.  For purposes of this Agreement, Employee acknowledges and agrees that  the term “Company Information” shall mean information that Commerce owns or possesses, that it has developed at significant expense and effort, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including but not limited to client lists, referral lists, employee lists, financial data, marketing programs of Commerce, other specialized facts regarding customers of Commerce, and all other papers, documents and computer records containing such information; provided, however, that Company Information shall not mean information that is or becomes publicly available by means other than unauthorized disclosure.

    (b) Non-Disclosure Non-Use.  Employee covenants and agrees that during the Term of his employment or at any time thereafter he will  (1) keep all company information strictly confidential and that he will not use such information for any purpose whatsoever or divulge such information to any Person other than Commerce or Persons with respect to whom Commerce has given its written consent to divulge such information; (2) safeguard Commerce’s Company Information from exposure to, or appropriation by unauthorized Persons, and that he will not, without the prior written consent of Commerce, divulge, reveal, report, publish, transfer or use for any purpose whatsoever (except as required by law), such Company Information.

    (c) Upon termination of Employee’s employment hereunder for any reason whatsoever, Employee covenants and agrees that he will return to Commerce all such Company Information, and any and all other property belonging to Commerce which is in his possession or under his control.  Employee further covenants and agrees that under no circumstances will he remove from the offices of Commerce any of its books, records, documents, customer lists, or copies thereof, which constitute Company Information nor will he make any copies thereof outside of the office except as personally authorized in writing by Commerce.

               9.2     Commerce’s Interests.  Employee will not, during the Term, except with the express prior written consent of the Board, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any Person to engage in any act or action which Employee acting reasonably, believes or should believe would be harmful or inimical to the interests of Commerce.

9.3    Non-Competition.   Employee further covenants and agrees that while he is employed by Commerce, and for a period of twelve (12) months after his employment with Commerce has been terminated for any reason whatsoever, he will not directly or indirectly, on his own behalf or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity, establish, engage or participate in or otherwise perform work for or provide advice to any banking related business in any geographic area in which Commerce and its subsidiaries are then conducting such business.  The foregoing restriction shall not prohibit Employee from owning as a shareholder less than 5% of the outstanding voting stock of an issuer engaged for a commercial banking business.

 9.4   Non-Solicitation.  Employee covenants and agrees that during the term of his employment and for period of twelve (12) months after his employment with Commerce has been terminated for any reason whatsoever, he will not directly or indirectly, for his own behalf or for the benefit of any other Person or entity solicit, aid in solicitation of, induce, encourage, hire or in any way cause any Commerce employee to leave the employ of Commerce; or solicit, aid, induce or in any way cause a Commerce customer to alter its relationship with Commerce, or otherwise conduct business with or consult for a customer of Commerce.

 9.5   Intellectual Property.   All rights, including without limitation, Intellectual Property Rights (as hereinafter defined), title, and interest in and to ideas, inventions, methods, works of authorship, designs, analyses, drawings, reports or processes, and all similar or related information, and all components and derivatives thereof, whether completed or not, relating to Commerce’s actual or anticipated business, research and development, or existing or future products or services that are conceived, developed, or made by the undersigned while employed by Commerce (“Work Product”), shall lie exclusively in Commerce.  All works and all components thereof comprised by the Work Product, including, but not limited to, all masks, databases, written materials, and other reductions of expression into tangible media, whether completed or not, were and are works made for hire and all right, title and interest (in every country, in all media, now existing or created in the future, and for the entire duration of such rights) in such works lie, upon creation, exclusively with Commerce, and Employee reserves no rights in such works.

(a)
To the extent that some or all rights, including without limitation, Intellectual Property Rights, title and interest in and to the Work Product do not lie, upon creation, exclusively with Commerce, Employee irrevocably sells, assigns, transfers, and sets over to Commerce all rights, including without limitation, Intellectual Property Rights title and interest in and to the Work Product or any component of the Work Product, whether completed or not (in every country, in all media, now existing or created in the future, and for the entire duration of such rights), exclusively to Commerce.

(b)
Employee shall, at Commerce’s expense, cooperate and take all steps reasonably requested by Commerce to perfect, confirm, and protect Commerce’s worldwide rights, including without limitation, Intellectual Property Rights, title, and interest in and to the Work Product including without limitation, executing and delivering all documents, filing registration and assignment documents, and giving testimony.

(c)
For purposes of this Agreement, Employee acknowledges and agrees that the term “Intellectual Property Rights” shall mean all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including without limitation, all (a) patents, reissues of and reexamined patents, and patent applications, whoever filed and wherever issued, including without limitation, continuations, continuations-in part, substitutes, and divisions of such applications and all priority rights resulting from such applications, (b) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations, (c) rights relating to the protection of trade secrets and confidential information, (d) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property and (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

  9.6   Remedies.   If this Agreement expires without a successor agreement or is terminated, the restrictions contained in this Section 9 above shall remain in full force and effect for a period of twelve (12) months after   Employee’s employment with Commerce terminates for whatever reason.

(a)
Employee hereby acknowledges and agrees that Commerce’s business and services are highly competitive, and that the restrictions contained in Section 9 are reasonable and necessary to protect Commerce’s legitimate business interests.  Employee further acknowledges that in the event his employment with Commerce terminates, he will still be able to earn a livelihood without violating this Agreement, and that compliance with Section 9 is a material condition to his employment and continued employment with Commerce.

(b)
The parties agree that any breach by Employee of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to Commerce for which money damages could not adequately compensate Commerce and therefore, in the event of any such breach, Commerce shall be entitled ( in addition to any other rights and remedies which it may have at law or in equity) to seek an injunction issued by any competent court enjoining and restraining Employee and/or any other Person involved therein from continuing such breach.  The existence of any claim or cause of action which Employee may have against Commerce or any other Person (other than a claim for Commerce’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants.

9.7           Enforceability.   If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

9.8           Notifications.  During the Term of this Agreement and the restricted period specified in this Section 9 hereof, Employee agrees to notify any prospective employers, joint venturers, partners, associations or other entities, of this Agreement with Commerce; and/or if Employee accepts employment or establishes a relationship with a competitor of Commerce, Employee agrees to notify Commerce immediately of such relationship.  If Commerce reasonably believes that Employee is affiliated or employed by or with a competitor of Commerce during the restricted period specified in this Section 9, then Employee grants Commerce the right to forward a copy of this Agreement to such competitor/employer.

9. 9           Extensions.   If a violation by Employee of any of the covenants contained in Section 9 of this Agreement occurs, he agrees that the restrictive period, as set forth in this Section, so violated shall be extended by a period of time equal to the period of such violation by him.  It is the intent of this paragraph that the running of the restricted period shall be tolled during any period of violation of such covenant so that Commerce shall get the full and reasonable protection for which it contracted and so that an Employee may not profit by the  breach.

10.           Successors and Assigns.

    10.1  Successors/Assigns.  This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Commerce which may acquire, directly or indirectly, by combination, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Commerce; and, shall otherwise inure to the benefit of and be binding on Commerce and Employee and their respective heirs, executors, administrators, successors and assigns.

    10.2  Death. Upon Employee’s death, any payments or benefits otherwise due him under this Agreement shall be paid to, or be for the benefit of, Employee’s legal representatives.

           10.3  Combinations. Nothing in the Agreement shall preclude Commerce from combining, consolidating or merging into or with, or transferring all or substantially all of its assets to, another Person. In that event, such other Person shall assume this Agreement and all obligations of Commerce in this Agreement. Upon such a combination, consolidation, merger, or transfer of assets and assumption, the term “Commerce” as used in this Agreement, shall mean such other Person and this Agreement shall continue in full force and effect.

11.             Assignment.

11.1   Neither this Agreement, nor any rights to receive payments under this Agreement, shall be voluntarily or involuntarily assigned, transferred, alienated, encumbered or disposed of, in whole or in part, without Commerce’s prior written consent and approval; and, this Agreement and such payment rights shall not be subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.

12.            Source of Payment and Timing.

12.1  Source.  All payments provided under this Agreement shall be paid in cash from the general funds of Commerce; no special or separate fund shall be required to be established by Commerce; and Employee shall have no right, title or interest whatsoever in or to any investment that Commerce may make to aid Commerce in meeting any obligations under this Agreement except to the extent that Commerce shall, in its sole and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement. Nothing in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or fiduciary relationship between Commerce and Employee or any other Person.

13.      Notices.

13.1  Form of Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by:  hand with delivery receipt; or certified or registered mail, return receipt requested, with postage prepaid; or overnight or express courier with a receipt-for-delivery tracking system.

 13.2  Place of Notice.  All notices are to be delivered to the following addresses or to such other address as either party may designate by like notice:

i)       If to Employee, to the address of Employee on the books and records of Commerce from time to time

ii)       If to Commerce, to:

Office of the Chairman
Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

14.           General Provisions.

    14.1 Entire Agreement.  Nothing in this Agreement shall require the payment of any amounts hereunder to the extent not permitted by applicable law.   This Agreement constitutes the entire agreement between Commerce and Employee concerning its subject matter.  It supersedes and replaces all prior discussions, representations, promises or agreements, whether written or oral, expressed or implied, between Employee, Commerce or their representatives.

 14.2  Amendments, Waivers and Termination.  No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless made in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver or termination of this Agreement executed by Commerce and Employee (or his legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Employee’s spouse, and no Person shall be deemed to be a third party beneficiary under this Agreement except to the extent provided under Section 10.1 above.

14.3   Benefits and Insurance.  The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Employee’s beneficiaries under group life insurance policies which Commerce may be carrying on Employee’s life.

           14.4   “Person”.  As used in this Agreement, “Person” means a natural person, joint venture, corporation, sole proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.

           14.5    Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

           14.6   Waiver.  Except as otherwise expressly stated in this Agreement, no failure by any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

           14.7  New Jersey Exclusive Jurisdiction.  Commerce and Employee irrevocably, knowingly and expressly consent to:

        (a)      Courts in Camden, NJ.  The exclusive jurisdiction of the Superior Court, Chancery or Law Division, Camden County, New Jersey, or the United States District Court for the District of New Jersey, Camden Vicinage, to enforce this Agreement, or to resolve any claim, controversy or dispute involving it; and

       (b)       Service of Process.  Service of process as set forth in the Notice stated in Section 13 above.

    14.8   Headings.  The headings of the sections of this Agreement have been inserted for convenience and clarity.  They do not restrict or modify any of the terms or provisions of this Agreement.

    14.9   Cure.  If Commerce or Employee has a dispute or claim under this Agreement, then that dispute or claim shall be described with specificity in writing and sent according to the Notice stated in Section 13 above; and, the party receiving such written notice shall have ten (10) business days to cure the dispute or claim.

    14.10  New Jersey Law Governs.  This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New Jersey applicable to contracts executed and to be performed solely in the State of New Jersey.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMMERCE BANCORP, INC.

By:           /s/ Douglas J. Pauls

Title:  Executive Vice President and Chief Financial Officer
Name:  Douglas J. Pauls

EMPLOYEE

/s/ Fred Graziano
                                   Fred Graziano

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment) is entered into by and between Fred Graziano (hereinafter “Employee”) and Commerce Bancorp, Inc. (and all of its affiliates and subsidiaries) (hereinafter collectively “Commerce”), a New Jersey business corporation, effective as of the date written below.  This Amendment amends the Amended and Restated Employment Agreement between Employee and Commerce dated as of October 2, 2007 (the “Employment Agreement”).

For purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, the last sentence of Section 7.1(b) of the Employment Agreement is deleted, and in its place, the following sentence is added:

“If and only to the extent that it becomes necessary to reduce any compensation payable to Employee in order to comply with this provision, then (i) the installment of the Change in Control Payment to be paid to Employee on the third anniversary of the Closing Date shall be reduced first, (ii) the installment of the Change in Control Payment to be paid to Employee on the second anniversary of the Closing Date shall be reduced second, (iii) the installment of the Change in Control Payment to be paid to Employee on the first anniversary of the Closing Date shall be reduced third, (iv) the installment of the Change in Control Payment to be paid to Employee on the Closing Date shall be reduced fourth, and (v) any other cash payments to be paid to Employee shall be reduced fifth, commencing with those payments payable latest in time and ending with those payments payable earliest in time under the terms of this Agreement.”

In addition, Section 7.1(c) of the Employment Agreement (for purposes of clarity, including subsections (i) and (ii) thereof) is hereby deleted, and all references thereto are hereby deleted.

All other terms of the Employment Agreement remain unamended.  This Amendment may be signed in counterparts, all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of December 31, 2007.

COMMERCE BANCORP, INC.

By:	/s/ Douglas J. Pauls

EMPLOYEE

/s/ Fred Graziano
Fred Graziano